                                                                 EXHIBIT 99.1(a)

                               VOTING SECURITIES

  The record of shareholders entitled to vote was taken at the close of business on April 8, 1998. At such date, the Company had outstanding and entitled to vote 24,865,205 shares of Common Stock, $.01 par value. Each share of Common Stock entitles the holder to one vote. Holders of a majority of the outstanding Common Stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

  The Company is a Florida corporation the principal shareholders of which consist of members of the Stein family, who founded the Company, and the Company's major investor, Security Capital U.S. Realty ("SC-USREALTY"). The following table shows certain information relating to the beneficial ownership as of April 8, 1998 of (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, which is the only outstanding class of voting securities of the Company, (ii) each Director and nominee, (iii) each of the named executive officers shown in the Summary Compensation Table elsewhere in this proxy statement, and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

                                                                                   PERCENT
                                                AMOUNT AND NATURE OF              OF VOTING
       BENEFICIAL OWNER(1)                      BENEFICIAL OWNERSHIP            SECURITIES(2)
       -------------------                     ---------------------            -------------
Security Capital U.S. Realty(3)                 11,284,439                        45.4%
   (SC-USREALTY)

LaSalle Advisors Limited                         1,804,730                         7.3%
Partnership(4)

Joan W. Stein(5)                                   589,090(6)(7)        )
                                                                        )
Martin E. Stein, Jr.(5)                            762,783(6)(8)(9)     )          3.1%(10)
                                                                        )
Richard W. Stein(11)                               578,627(6)(12)       )

Edward L. Baker                                     14,672(13)                       *

Raymond L. Bank                                      1,611(13)                       *

A.R. Carpenter                                      12,928(13)                       *

J. Dix Druce, Jr.                                   30,919(13)                       *

Albert Ernest, Jr.                                  13,696(13)                       *

Douglas S. Luke                                     14,504(13)                       *

J. Alexander Branch III                            257,389(13)(14)                 1.0%

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
                                                                                  PERCENT
                                                AMOUNT AND NATURE OF             OF VOTING
       BENEFICIAL OWNER(1)                      BENEFICIAL OWNERSHIP            SECURITIES(2)
       -------------------                     ---------------------            -------------

Mary Lou Rogers                                        833                           *

Jonathan L. Smith                                      686                           *

Lee S. Wielansky                                    45,459(16)                       *

Bruce M. Johnson                                    93,217(9)(17)                    *

Robert C. Gillander, Jr.                            89,080(17)                       *

James D. Thompson                                   79,504(17)                       *

All Directors, nominees for Director and         1,433,708(14)(18)                 5.7%
 executive officers as a group (a total of
 16 persons)

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________________________
*    Less than one percent.
(1) Information presented in this table and related notes has been obtained from the beneficial owner and from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Act of 1934.
(2) The percentages shown on the above table do not take into account the shares of Common Stock issuable upon conversion of the Company's Class B Non-Voting Stock (the "Class B Stock"). The Company has outstanding a total of 2,500,000 shares of Class B Stock held by a single institutional investor which are convertible into Common Stock at the holder's option beginning December 20, 1998, subject to certain numerical limitations, including a requirement that conversion not result in the holder being the beneficial owner of more than 4.9% of the Company's outstanding Common Stock. The Class B Stock will be immediately convertible into Common Stock in full upon the occurrence of certain extraordinary events or defaults, including certain changes in management. A total of 2,975,468 shares of Common Stock are issuable upon conversion of the Class B Stock. Based on the number of shares of Common Stock outstanding on the record date for the annual meeting (and assuming no other changes), the 2,975,468 shares of Common Stock issuable upon conversion of the Class B Stock would constitute approximately 10.7% of the Common Stock outstanding immediately following conversion.
(3) The business address of Security Capital U.S. Realty is 69, route d'Esch, L-1470 Luxembourg.
(4) The business address of LaSalle Advisors Limited Partnership is 11 South LaSalle Street, Chicago, Illinois 60603.
(5) The business address of Joan W. Stein and Martin E. Stein, Jr. is 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.
(6) Includes 160,263 shares held through The Regency Group, Inc. The named individual is deemed to have shared voting and investment power over these shares by virtue of testamentary trusts and a voting trust of which the Steins and John D. Baker, II are trustees, which trusts own 100% of the voting stock of The Regency Group, Inc. Also includes: 307,147 shares and 108,235 shares owned through two family partnerships, The Regency Group II and Regency Square II, respectively. The general partners of The Regency Group II and Regency Square II are the Steins and a testamentary trust of which the Steins and Mr. Baker are trustees.
(7)  Also includes 13,445 shares owned individually by Joan W. Stein.
(8) Also includes 187,138 shares owned by Martin E. Stein, Jr. and 34,444 shares subject to presently exercisable options.
(9) Excludes 46,691 shares held by the Company's 401(k) plan, of which Messrs. Martin E. Stein, Jr. and Johnson are trustees. The trustees have shared voting power over these shares.
(10) The 762,783 shares over which Martin E. Stein, Jr. has sole or shared voting and investment power as described in notes (6) and (8) represent, in the aggregate, 3.1% of the outstanding voting securities of the Company. Percentages are omitted for the other members of the Stein family to avoid double counting.
(11) The business address of Richard W. Stein is 76 S. Laura Street, Suite 1400, Jacksonville, Florida 32201.
(12) Also includes 2,982 shares owned individually by Richard W. Stein.
(13) Includes the following shares covered by presently exercisable options:
     Mr. Baker, 5,000 shares; Mr. Branch, 2,000 shares; Mr. Carpenter, 5,000 shares; Mr. Druce, 5,000 shares; Mr. Ernest, 5,000 shares; and Mr. Luke, 5,000 shares.
(14) Includes 122,506 shares issuable upon redemption of limited partnership units held by Mr. Branch and 2,568 shares issuable upon redemption of limited partnership units held by Mr. Branch's wife as trustee for the benefit of their children.
(15) Nominee for Director.
(16) Represents units of limited partnership interest in Regency Centers, L.P. which may be redeemed at any time for a like number of shares of the Company's Common Stock.
(17) Includes the following shares covered by presently exercisable options: Mr. Johnson, 11,802 shares; Mr. Gillander, 11,802 shares; and Mr. Thompson, 10,143 shares.
(18) Includes 95,191 shares subject to presently exercisable options.